Exhibit (a)(1)(C)

Offer to Purchase

All Outstanding Shares of Common Stock

of

BLUEPRINT MEDICINES CORPORATION

at

$129.00 PER SHARE IN CASH, PLUS ONE CONTINGENT

VALUE RIGHT PER SHARE REPRESENTING THE RIGHT TO

RECEIVE CONTINGENT PAYMENTS OF UP TO AN

AGGREGATE AMOUNT OF $6.00 PER SHARE IN CASH UPON

THE ACHIEVEMENT OF SPECIFIED MILESTONES ON OR

PRIOR TO THE EXPIRATION OF THE APPLICABLE

MILESTONE PERIOD

Pursuant to the Offer to Purchase dated June 17, 2025

by

ROTHKO MERGER SUB, INC.

an indirect wholly owned subsidiary

of

SANOFI

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON JULY 16, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

June 17, 2025

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Rothko Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of SANOFI, a French société anonyme (“Parent”), to act as information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (each, a “Share” and, collectively, the “Shares”) of Blueprint Medicines Corporation, a Delaware corporation (the “Company”), at a purchase price of $129.00 per Share in cash, without interest (the “Cash Offer Price”) and subject to any withholding of taxes required by applicable legal requirements, plus one (1) non-transferable contractual contingent value right (each a “CVR”) per Share, representing the right to receive contingent payments of up to an aggregate amount of $6.00 per Share in cash, without interest, upon the achievement of one or both of the milestones on or prior to the expiration of the applicable milestone period set forth in the Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into with a rights agent (the “Rights Agent”) mutually agreeable to Aventis Inc., a Pennsylvania corporation and wholly owned subsidiary of Parent (“Aventis”) and the Company (the CVR, together with the Cash Offer Price, or any other amount paid pursuant to the Offer to the extent permitted under the Agreement and Plan of Merger, dated as of June 2, 2025, by and among the Company, Parent, Aventis and Purchaser (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), the “Offer Consideration”), and upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 17, 2025 (the “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

The Offer is not subject to any financing condition. The conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;

2.	The Letter of Transmittal (together with the included Internal Revenue Service Form W-9) for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.

A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

4.

Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, if procedures for delivery by book-entry transfer cannot be completed, or if otherwise all required documents cannot be delivered to Continental Stock Transfer & Trust Company, (the “Depositary”), prior to the expiration of the Offer; and

5.	The Company’s Solicitation/Recommendation Statement on Schedule 14D-9, dated June 17, 2025.

We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at one minute following 11:59 P.M., Eastern Time, on July 16, 2025, unless the Offer is extended by the Purchaser or earlier terminated. Previously tendered Shares may be withdrawn at any time until the Offer has expired, and if not previously accepted for payment at any time, after August 16, 2025, pursuant to SEC (as defined in the Offer to Purchase) regulations or earlier terminated in accordance with its terms or the terms of the Merger Agreement (as defined below).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 2, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent, Aventis and Purchaser. The Merger Agreement provides, among other things, that, unless otherwise agreed by Parent, Aventis and the Company, as soon as practicable following the consummation of the Offer, but in no event later than the first business day after the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent and a direct wholly owned subsidiary of Aventis (the “Merger,” and together with the Offer and the other transactions contemplated by the Merger Agreement and the CVR Agreement, the “Transactions”). The Merger will be governed by Section 251(h) of the DCGL, and effected without a vote of the Company stockholders.

The Board of Directors of the Company has unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (c) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

For Shares to be properly tendered to the Purchaser pursuant to the Offer the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary. If a stockholder wishes to tender his, her or its Shares pursuant to the Offer and such holder’s stock is certificated and is not immediately available, such holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, or such holder otherwise cannot deliver all required documents to the Depositary before the Offer expires, such holder may be able to tender his, her or its Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth below.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer including the Merger or the other transactions contemplated by the Merger Agreement other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 750-0831

Banks and Brokers may call collect: (212) 750-5833

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